UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2025

PROPHASE LABS, INC.

(Exact name of Company as specified in its charter)

Delaware	000-21617	23-2577138
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

626 RXR Plaza, 6th Floor Uniondale, New York	11556
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 345-0919

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Exchange Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.0005	PRPH	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 20, 2025, the Board of Directors (the “Board”) of ProPhase Labs, Inc. (the “Company”) appointed Carolina Abenante, Esq. to serve as an independent director to fill the existing vacancy on the Board. On June 20, 2025, the Board also appointed Ms. Abenante to serve as a member of the Nominating and Corporate Governance Committee and as a member and Chair of the Compensation Committee. Ms. Abenante’s Board and committee appointments were made effective as of June 20, 2025, and will expire on July 18, 2025, at the Company’s 2025 annual meeting of stockholders. Ms. Abenante has been nominated by our Board to be elected by the Company’s stockholders at the 2025 annual meeting to serve another term for the ensuing year until the Company’s 2026 annual meeting.

Ms. Abenante has also been determined by the Board to be independent under the applicable rules of the Nasdaq and the Securities and Exchange Commission and to otherwise qualify to serve upon the committees for which she was appointed. The Board has also determined that Ms. Abenante meets the independence and financial literacy requirements of both the Nasdaq rules and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, the Board currently intends to appoint Ms. Abenante to the Audit Committee effective July 19, 2025, the day following the 2025 Annual Meeting.

Ms. Abenante, age 55, founded NYIAX, Inc., a financial and advertising technology company, in 2012. At NYIAX, Inc. she serves as Vice Chairperson since 2016 and prior to the time she served as the sole director NYIAX from 2011 to 2016. Ms. Abenante served as President of NYIAX from June 2012 to April 2018 and later became NYIAX’s Chief Strategy Officer and General Counsel in April 2018. Starting from May 23, 2022, Ms. Abenante has served as Chief Evangelist and Chief Strategy Officer of NYIAX, and at the same time ceased to be General Counsel. She has been in the New York City technology and advertising industry since 1999, when she was the Director of Corporate Development for Juno Online Services, Inc. from 1999 to 2000, focusing on corporate development, mergers and acquisitions and domestic and international strategic partnerships. In 2001-2005, she became the Senior Director of Business Development and was part of the digital advertising tech and advertising team for Reed Elsevier Ltd (Reed Business Information), in the U.S. (NYSE and LSE listed) working with creating and developing partnership for business-to-business publishing through the Reed Elsevier family of digital publications and bringing Reed Business Publications to foreign markets. In 2005-2009, she held the position of Vice President/Sr. Director of Business Development, Legal and Policy for Phorm Inc. (AIM: PHRM), developing strategy and legal framework in US and foreign jurisdictions, namely the United Kingdom, Brazil, Italy, Spain, and China, and made inroads into internationalization of its brand and products for behavioral advertising collaborating with companies such as British Telecom. Ms. Abenante later became a consultant and legal counsel in strategy and business development from 2009 to 2015 for US and International start-ups and traditional publishers seeking to develop new strategies for the development and creation of Programmatic advertising platforms, advertisement operation and compliance, e-commerce, and privacy. Ms. Abenante holds a Bachelor of Science degree in Management and Finance from Seton Hall University in May 1992, a J.D. from New York Law School in May 1997, an M.B.A. in General Management with a concentration in financial management from SDA Bocconi School of Management, Universita Luigi Bocconi in Milan, Italy in December 1998, an LLM in Corporate Taxation from New York Law School in May 2007, and an LLM in Commercial Real Estate Financing from New York Law School in May 2009. She is a practicing attorney and a member of the Bar of the State of New Jersey. She sits on various New Jersey Bar and committees of the New Jersey Bar Association (Tax and Media) and is a member of the American Bar Association. She has been a featured speaker at Imperial College London, England, Web Summit in Lisbon, Portugal, IAB Blockchain and other forums multiple times in the area of advertising, blockchain as a technology for compliance in advertising, and the intersection of AdTech to FinTech. She has spoken multiple times as a featured speaker for TechUpForWomen on advertising, hiring, crypto currency and blockchain. Additionally, she is one of the inventors of the series of NYIAX/Nasdaq AB US patents on “Systems and Methods for Electronic Continuous Trading of Variant Inventories” (Patent No. 10,607,291).

Based on Ms. Abenante’s tax, finance, and legal qualifications as well as her extensive knowledge and experience relating to accounting and financial reporting rules and regulations and internal controls, our Board has determined that Ms. Abenante is qualified to serve as director of the Company.

In accordance with the Company’s compensation for non-employee directors upon her commencement of service as a director, Ms. Abenante will be entitled to receive an annual retainer of $48,000 for her service as director and participate in the Director’s Equity Plan alongside the other independent directors.

There is no arrangement or understanding between Ms. Abenante and any other person pursuant to which she was selected as a director of the Company, and there is no family relationship between Ms. Abenante and any of the Company’s other directors or executive officers. The Company is not aware of any transaction involving Ms. Abenante requiring disclosure under Item 404(a) of Regulation S-K.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ProPhase Labs, Inc.

By:	/s/ Ted Karkus
Ted Karkus
Chairman of the Board and Chief Executive Officer

Date: June 25, 2025